UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. )

____________________

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GrafTech International Ltd.
(Name of Registrant as Specified In Its Charter)

Nilesh Undavia (The “Undavia Group”)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 22, 2024, Nilesh Undavia issued an investor presentation titled “Revive GrafTech International: Nilesh Undavia’s Response to Management Setting the Record Straight” (the “Presentation”) regarding GrafTech International Ltd. (the “Company”). A copy of the Presentation is filed herewith as Exhibit 1.

Additional Information and Where to Find It

Mr. Undavia and certain family trusts (collectively, the “Undavia Group”) are participants in the solicitation of proxies from stockholders of the Company in favor of Mr. Undavia’s nomination for the Company’s Board of Directors at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”). On April 2, 2024, the Undavia Group filed with the U.S. Securities and Exchange Commission (the “SEC”) its definitive proxy statement and accompanying BLUE universal proxy card in connection with its solicitation of proxies from the stockholders of the Company for the Annual Meeting. ALL STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE UNDAVIA GROUP, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE UNDAVIA GROUP AND ITS DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. Investors and security holders may obtain copies of the definitive proxy statement, BLUE universal proxy card and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at http://www.sec.gov/. Copies of the definitive proxy statement and accompanying BLUE universal proxy card filed with the SEC by the Undavia Group are also available free of charge by accessing the website at https://www.icomproxy.com/EAF.

Exhibit 1

1 REVIVE NILESH UNDAVIA'S RESPONSE TO MANAGEMENT SETTING THE RECORD STRAIGHT

2 Legal Disclaimer The views expressed in this presentation (th is “Presentation”) represent the opinions of Nilesh Undavia ( collectively with certain family trusts, the “ Undavia Group ”) . Th is Presentation is for informational purposes only, and it does not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person who may receive th is Presentation and should not be taken as advice on the merits of any investment decision . Th e views expressed in th is Presentation represent the opinions of the Undavia Group, and are based on publicly available information with respect to GrafTech International Ltd . ( the “ Company ”) and the Undavia Group’s analyses . The Undavia Group recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Undavia Group’s conclusions . The Undavia Group reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law . The information contained herein is current only as of the date of th is Presentation . The Undavia Group disclaims any obligation to update the information or opinions contained herein . Certain financial information, projections and statements used in this Presentation have been derived or obtained from filings made with the U . S . Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third - party reports . The Undavia Group shall not be responsible or have any liability for any misinformation contained in any SEC or other regulatory filing or third - party report . The Undavia Group has not sought or obtained consent from any third party to use any statements or information indicated in th is Presentation as having been obtained or derived from a third party . Any such statements or information should not be viewed as indicating support of such third party for the views expressed in th is Presentation . Information contained in th is Presentation has not been independently verified by the Undavia Group . Select figures included in this Presentation have not been calculated using generally accepted accounting principles (“GAAP”) and have not been audited by independent accountants . Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected within such materials will be realized . This Presentation does not recommend the purchase or sale of any security, and should not be construed as legal, tax, investment or financial advice, and the information contained herein should not be taken as advice on the merits of any investment decision . The information contained in this Presentation is provided merely as information, and this Presentation is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security . The Undavia Group currently beneficially owns, and/or has an economic interest in, the shares of common stock, par value $ 0 . 01 per share, of the Company (the “Common Stock”) . The Undavia Group is in the business of trading — buying and selling — securities and intends to continue trading in the securities of the Company . You should assume the Undavia Group will from time to time sell all or a portion of its holdings of the Company in open market transactions or otherwise, buy additional shares of the Common Stock (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares of the Common Stock, regardless of the views expressed in this Presentation . The Undavia Group reserves the right to take any actions with respect to investments in the Company as it may deem appropriate, including, but not limited to, communicating with the Company’s management, the Company’s Board of Directors (the “Board”), other investors and shareholders, stakeholders, industry participants, and/or interested or relevant parties about the Company or seeking representation constituting a minority of the Board, and to change its intentions with respect to its investments in the Company at any time and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law . Although the Undavia Group believes the statements made in this Presentation are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Undavia Group makes no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company and any other companies mentioned, and the Undavia Group disclaim s any liability relating to those statements or communications (or any inaccuracies or omissions therein) . Thus, shareholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant . This Presentation contains forward - looking statements . All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward - looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “intend,” “project,” “will,” “may,” “would,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward - looking statements . The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements . Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which entail risks and uncertainties and are beyond the control of the Undavia Group .

3 Legal Disclaimer (continued) Though this Presentation may contain projections, nothing in this Presentation is, or is intended to be, a prediction of the future trading price or market value of securities of the Company . Accordingly, there is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein . The estimates, projections and potential impact of the opportunities identified by the Undavia Group herein are based on assumptions that the Undavia Group believes to be reasonable as of the date of th is Presentation, but there can be no assurance or guarantee that (i) any of the proposed actions set forth in this Presentation will be completed, (ii) the actual results or performance of the Company will not differ, and such differences may be material, or (iii) any of the assumptions provided in this Presentation are accurate . There can be no assurance that the projected results or forward - looking statements included herein will prove to be accurate, and therefore actual results could differ materially from those set forth in, contemplated by, or underlying these forward - looking statements . In light of the significant uncertainties inherent in the projected results and forward - looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward - looking statements will be achieved . The Undavia Group will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward - looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events . This Presentation may contain citations or links to articles and/or videos (collectively, “Media”) . The views and opinions expressed in such Media or those of the author(s)/speaker(s) referenced or quoted in such Media, unless specifically noted otherwise, do not necessarily represent the opinions of the Undavia Group . All registered or unregistered service marks, trademarks and trade names referred to in th is Presentation are the property of their respective owners, and the Undavia Group’s use herein does not imply an affiliation with, or endorsement by, the owners of these servicemarks, trademarks and trade names . Additional Information and Where to Find It Nilesh Undavia and certain family trusts are participants in the solicitation of proxies from shareholders of the Company in favor of Mr . Undavia’s nomination for the Board at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) . On April 2 , 2024 , the Undavia Group filed with the SEC its definitive proxy statement and accompanying BLUE universal proxy card in connection with its solicitation of proxies from the shareholders of the Company for the Annual Meeting . ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) , THE ACCOMPANYING BLUE UNIVERSAL P ROXY C ARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE UNDAVIA GROUP , AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE UNDAVIA GROUP AND ITS DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. The Company’s shareholders may obtain copies of the definitive proxy statement , BLUE universal proxy card and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at http : //www . sec . gov/ . Copies of the definitive proxy statement and BLUE universal proxy card are also available free of charge by accessing the website at https : //www . icomproxy . com/EAF .

Instead of Strategy and Real Solutions Management Offers Personal Attacks and No Accountability

- Shareholders should not be fooled by GrafTech's attempt to obfuscate the issues and distract with personal attacks.

- Management's investor presentation fails to address unprecedented value destruction. GrafTech's market cap. was $4.4 billion at the time of its IPO in April 2018. Today, it is $380 million. Incumbent nominee Anthony Taccone, has presided over **$4 billion of shareholder value destruction** during his tenure.

- Instead of addressing the core issues affecting the business and loss of shareholder value, GrafTech has resorted to meritless attacks against a large shareholder with credible institutional investor experience.

- We believe GrafTech's board urgently needs a shareholder representative with skin in the game to help reverse the destruction of shareholder value and revive GrafTech.

4

GrafTech's Board Continues to Mislead Shareholders About Client Outreach Efforts

GrafTech Claims

Correcting the Record

1 • The Board and management have implemented a deliberate campaign to restore customer relationships and reinforce the importance of the partnership we have with valued customers

• Year-to-date, our executive management team, including our CEO, has conducted meetings with customers representing >75% of our electrode sales volume in the Americas 2

• We are also enhancing our customer value proposition to further differentiate GrafTech from our competitors

• **Conversely, Mr. Undavia has offered no credible commercial strategy suggestions**

1

*"**We are involved in certain arbitrations…with a few customers who, among other things, have failed to perform under their LTAs** and in certain instances are seeking to modify or frustrate their contractual commitments to us. In particular, Aperam South America LTDA, Aperam Sourcing S.C.A., ArcelorMittal Sourcing S.C.A., and ArcelorMittal Brasil S.A. (collectively, the "Claimants") initiated a single arbitration proceeding against two of the Company's subsidiaries…We believe we have valid defenses to these claims. We intend to vigorously defend them and enforce our rights under the LTAs."*

2


2023 Revenue by Region
APAC, 11%
EMEA, 40%
Americas, 49%
APAC
Americas
EMEA

Reality

1 Management's "campaign to restore customer relationships" continues to include costly litigation with clients over long-term agreements (LTAs)

These LTAs have been universally deemed as bad for clients in the long-run, as described by one analyst:

"…it's kind of tails you win, heads the customer loses in the sense they pay higher pricing"
– Michael Gambardella
JP Morgan Securities, Earnings Call 11/2/2018

Management has refused to accept any accountability for their deployment, blaming their use instead on the previous controlling shareholder

2 Sales in the Americas accounted for 49% of Total Revenue in 2023, which means that by having a 'dozen meetings' with customers representing 75% of sales in the Americas, ***management met with customers responsible for ONLY 37% of total revenue***

Sources: GrafTech Investor Presentation 4-15-2024, GrafTech 2024 10-K

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The Board Was Never Open To Mr. Undavia's Candidacy

GrafTech Claims

The Board's culture is one that is **eager and open to hearing stockholder views** and to adding **new voices** to the Board

- The Board is refreshed, with 75% of the current members added in the past 2.5 years
- Yet, the Board remains open to adding prospective members that could add value and demonstrate the ability to serve as a trusted fiduciary
- With those criteria, the Board completed a thorough and open-minded vetting of Mr. Undavia's candidacy



Debra Fine
Nominating and Corporate Governance Committee Chair

"We're not looking for board members"
(from less than 5-minute call on Jan. 10, 2024 with Nilesh Undavia regarding his board candidacy)

Reality

- The Board continues to purport its openness to shareholder views, while throwing its former controlling shareholder under the bus for the problems facing the Company today[1]
- Committee Chair Fine spent less than five minutes with Mr. Undavia via phone on January 10, 2024, when he and his candidacy were promptly dismissed
- Shareholders should not be surprised as we have seen the Board conduct two failed CEO searches over the past two years; we have no reason to believe that director evaluations are conducted with any more competence or diligence

1 Regarding LTAs, Management recently stated that: *"These contracts were structured by Brookfield, a private equity firm, when they owned GrafTech… As our business continues to shift to a more spot-oriented commercial approach, we have embarked on a deliberate campaign to reinforce the importance of the partnership we have with our valued customers."* GrafTech Open Letter to Shareholders, 4-2-2024

6

7 Despite the Board’s Claims, Mr. Undavia Has Relevant Skills And Credentials • Institutional investor for over 30 years, the majority of which were spent analyzing global raw materials industries • Employed at Wellington Management Co, LLP in Boston for nearly 25 years, where he was a Partner and Senior Managing Director of the firm • Portfolio Manager of Undavia Family Investment Office, a position he has held since 2018 • Previously worked as an analyst in Credit Suisse First Boston from 1988 – 1990 • Deep experience in global macro - economic cycles, global steel industry, global energy and raw materials industries, corporate strategy, maximization of shareholder value, capital markets, and mergers and acquisitions • Bachelor of Arts from Columbia University • MBA from the Amos Tuck School of Business Administration, Dartmouth College Reality GrafTech Claims

8 Unlike The Board, Mr. Undavia Takes Accountability And Prompt Corrective Action • Mr. Undavia is not a professional activist, and has never before been forced by Board intransigence to run a proxy contest • The Company further refused to cooperate with Mr. Undavia to clarify its confusing questions • Mr. Undavia did his best to complete the Board’s ambiguously worded nominee questionnaire and when alerted that he had made some inadvertent errors, he promptly corrected them • Regarding Mr. Undavia’s omission of information regarding his estranged sister, he did not consider her to be a part of his "immediate family" as she neither resides with him nor has he had any relationship with her at any time during the past fiscal year. Again, when this omission was identified, Mr. Undavia promptly corrected his response Reality GrafTech Claims

It Is The Board – Not Nilesh Undavia – Who Is Not Forthcoming and Truthful With Shareholders

- The Company has never provided an adequate explanation for the damaging shutdown at Monterrey nor held anyone accountable
  - In operation since 1959, the Monterrey plant has over 550 employees and represents approximately 60 thousand MT of annual production capacity, or 30% of total annual production capacity (excluding St. Marys)
  - On September 15, 2022, Mexican regulators inspected GrafTech's manufacturing facility located in Monterrey, Mexico and imposed a temporary suspension
  - The **suspension was lifted on November 17, 2022, upon agreement that GrafTech would submit an environmental impact study with respect to the facility's operations**
  - While operations were only suspended for two months, the Company estimates that the suspension of operations had **a negative impact of approximately $13 million on adjusted EBITDA in the third quarter of 2022**, primarily reflecting the foregone sales volume, and additional market share losses in 2023
- There was never a mention of the cause or reason for the failed oversight, and the Board seemingly did not hold Management accountable for the blunder, most notably the CEO at the time, Marcel Kessler, who had recently been appointed to the position on July 1, 2022
- CEO Kessler was never held accountable for the Monterrey shutdown and market share losses; shortly thereafter, he stepped down as CEO the following year citing "family reasons," but was allowed to remain as a paid member of the Board



Monterrey, Mexico Plant



Marcel Kessler
Former CEO and Current Director

1. GrafTech 10-Q filed 11-4-2022

9

Management Must Do More Than Provide Cost-Cutting Transparency To Change Market Sentiment on the Stock

GrafTech Claims

1 Executing Initiatives That Are Expected to Enable GrafTech To Navigate the Current Headwinds (cont.)

In February 2024, announced further measures to optimize our manufacturing footprint and reduce costs:

Indefinitely suspend most production activities at our St. Marys facility	Expected to generate $15 million in annualized fixed cost savings
Reduce our overhead structure	Expected to generate $10 million in selling and administrative expense savings
Indefinitely idle certain other production assets	Results in a proactive 12% reduction in our production capacity in response to weak market conditions
Operate our remaining facilities at reduced levels	Supports further management of working capital levels
Reduce our anticipated 2024 capital expenditures	Expected to result in a more than 25% reduction in spending levels compared to 2023

> "Management was transparent about the various challenges clouding 2024, namely weak demand and competitive pressures. Ultimately, we feel the team is taking prudent actions to reduce costs within its control while positioning the business for an eventual inflection in fundamentals."
> ~ JP Morgan, 2/16/2024

GrafTech International

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J.P.Morgan

North America Equity Research
16 February 2024

GrafTech

Investor Meeting Takeaways

Neutral
EAF, EAF US
Price (16 Feb 24):$1.42

We hosted a well-attended and highly interactive post-4Q earnings investor call with GrafTech's interim CEO Tim Flanagan and Mike Dillon, VP of Investor Relations, with discussions focused on: 1) the competitive landscape; 2) customer relationships; 3) cost structure and trajectory; and 4) working capital. Management was transparent about the various challenges clouding 2024, namely weak demand and competitive pressures. Ultimately, we feel the team is taking prudent actions to reduce costs within its control while positioning the business for an eventual inflection in fundamentals, likely in 2025 at the earliest, and long-term secular demand trends (i.e. greater EAF steelmaking and EV-related demand).

Industrials Conference

Clean Tech / Metals & Mining

Bill Peterson AC
(1-415) 315-6766
bill.peterson@jpmchase.com
Bloomberg JPMA PETERSON8 <GO>

Reality

- GrafTech is cherry-picking analyst commentary; it fails to disclose that J.P. Morgan as well as all other analysts who cover GrafTech have a HOLD/NEUTRAL rating on the stock, according to FactSet
- Clearly, neither Wall Street analysts nor investors trust the management and the Board or have faith in the current strategy to revive GrafTech – if they did, why wouldn't they have a more favorable rating
- In comparison, according to FactSet, a majority of the analysts have BUY ratings for HEG Limited and Graphite India – two pure competitors of GrafTech
- We believe, the key factor driving GrafTech's unfavorable analyst ratings is not an industry downturn but the failure of management and the Board to develop and execute a credible strategy

10

11 Changes in Director Stock Ownership Policy Insulates Board From Its Poor Performance “The Non - Employee Director Stock Ownership Policy was reviewed and revised by the Board in December 2022. Under the revised policy, effective December 1, 2022, independent directors are required, within five years of the later of December 1, 2022 and joining the Board, to acquire shares or share equivalents of the Company having an aggregate value equal to at least $600,000 (the “Stock Threshold”) … – 2024 GrafTech Proxy • As disclosed in the 2023 proxy statement, the Board amended its Stock Ownership Policy to account for the shareholder value destruction it caused • As NONE of the current board members were able to comply with the $600,000 threshold, the Board gave itself an extension until December 2027 for directors to comply • Instead of enforcing the policy and allowing directors to show faith in their own leadership by acquiring shares, the Board chose to allow its members to further enrich themselves through grants of cash and stock at historically low prices for an additional three years • In other words, the Board mitigated its equity risk exposure to its own poor performance at the expense of shareholders • This cannot be considered real skin in the game Reality GrafTech Claims

12 The Board Has Lost All Credibility With Investors • Since the Board began proclaiming that it has the right strategy and leadership, the stock has continued to underperform • No director has bought a single share in 2024 1 , which would show evidence they believe in GrafTech or its potential • According to FactSet, no Wall Street analyst has raised their rating to a “ BUY ” in response to management’s claims of having the right strategy and leadership 1 As of April 19, 2024

13 Nilesh Undavia Is A Shareholder Representative With Significant Skin In The Game The GrafTech Board Share Ownership Comparison Our Nominee Director #of Shares Chair Henry K eizer 48,111 CEO Timothy Flanagan 23,572 Marcel Kessler 12,480 Jean - Marc Germain 92,620 D iego Donoso 21,476 Michel Dumas 96,066 Anthony Taccone 106,219 Debra Fine 91,382 < 491,926 (less than 1%) Nilesh Undavia 15,318,517 5.9% Mr. Undavia owns 31.1x the number of shares owned by the entire GrafTech Board

The Decision for Shareholders:

Support An Incumbent Nominee Responsible for Destroying $4 Billion of Shareholder Value with NO Real Skin in the Game

or

Elect a Large Shareholder Whose Interest is Aligned with ALL Investors

Mr. Undavia was not forthright in his dealings with the Board which raised concerns about his credibility and trustworthiness

Mr. Undavia's diligence questionnaire was incomplete as it omitted his sister, an immediate family member

Mr. Undavia has no public board experience

Mr. Undavia has no executive level management experience

Mr. Undavia demonstrated abject failure to perform basic due diligence on his proposed co-nominee

Mr. Undavia's skillsets in limited areas are not additive to the Board

Mr. Undavia demonstrated poor attention to detail, lack of thoroughness and lack of basic understanding regarding simple but important facts

Mr. Undavia has limited direct sector experience

Mr. Undavia's skills and experience were significantly lacking in key areas when compared to the Board-recommended nominees

Mr. Undavia showed a lack of sound judgement which undermined his claim that he would be helpful in identifying CEO candidates

Mr. Undavia has not provided any new or differentiated views with respect to GrafTech's strategy

Mr. Undavia has no corporate governance experience

Mr. Undavia's filings have been rash and fraught with baseless assertions about the Board and GrafTech's management team



Henry Keizer Board Chair

Timothy Flanagan Non-Interim CEO

Anthony Taccone Compensation Committee Chair

Debra Fine Nom/Gov Committee Chair

Michel Dumas Audit Committee Chair

Marcel Kessler

Jean-Marc Germain

Diego Donoso

Guys, enough about me, can we stop the meritless attacks and fix GrafTech now?



Nilesh Undavia

VOTE 'FOR' NILESH UNDAVIA ON THE BLUE PROXY CARD

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